CUSIP No. 88337K104	13G	Page 8 of 8 Pages

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on July 16, 2007.

ELECTRONIC ARTS INC.

By:	/s/ Stephen G. Bene

Name: Stephen G. Bene

Title: Senior Vice President, General Counsel and

Corporate Secretary

EA INTERNATIONAL (STUDIO AND PUBLISHING) LTD.

By:	/s/ Varinder Saini

Name: Varinder Saini

Title: Manager, International Publishing